May 24, 1996



InStent Inc.
6271 Bury Drive
Minneapolis, MN  55346

         Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted on behalf of InStent Inc., a Delaware corporation (the "Company") in connection with that certain Agreement and Plan of Reorganization (the "Agreement"), dated as of March 22, 1996, among the Company, Medtronic, Inc. , a Minnesota corporation ("Medtronic"), and a wholly owned subsidiary of Medtronic called BYR Acquisition Corp. ("Merger Sub"); pursuant to which, among other things, Merger Sub will be merged with and into the Company, and the Company will become a wholly owned subsidiary of Medtronic (the "Merger"), as discussed in the Form S-4 Registration Statement being submitted to the Company's stockholders in connection with the Merger ("Registration Statement"). Capitalized terms not otherwise defined herein have the meanings assigned to them in the Merger Agreement.

          Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

                  (1) The Merger will be treated as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                  (2) Medtronic, the Company and Merger Sub will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                  (3) No gain or loss will be recognized by the Company stockholders upon their receipt of Parent Common Stock in exchange for their Company Common Stock pursuant to the Merger. (But see clause 6 below for the tax consequences of cash payments in lieu of fractional shares).

                  (4) The aggregate income tax basis of the Parent Common Stock to be received by a Company stockholder pursuant to the Merger, including any fractional share interest deemed received as described in
         (f) below, will be the same as the aggregate income tax basis of Company Common Stock surrendered in exchange therefor.

                  (5) The holding period of the Parent Common Stock to be received by a stockholder of the Company pursuant to the Merger will include the period during which the Company Common Stock surrendered therefor was held by such stockholder; provided, however, that such Company Common Stock was held as a capital asset by such stockholder on the date of the Merger.

                  (6) A holder of Company Common Stock who receives cash in lieu of a fractional share of Parent Common Stock will be treated as having received the fractional share of Parent Common Stock in the Merger and then having received the payment in lieu of the fractional share as full payment in exchange for the fractional share. Such payment will be subject to income taxation in the same manner as a sale of such fractional share for cash and such shareholder will generally be obligated to report capital gain or loss equal to the difference between the cash received and the shareholder's basis in his or her InStent Common Stock for which the fractional share would otherwise be received.

         The foregoing opinions are subject to the following qualifications and exceptions:

                  (a) Our opinions are based upon (i) the facts described in the Registration Statement and the terms of the Merger Agreement; and (ii) the Code, the Treasury Regulations issued thereunder and now in effect, current administrative rulings and practice, and judicial authority, all of which are subject to change. Our opinion is not binding on the Internal Revenue Service ("IRS"). Accordingly, there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected herein or that our opinion will be upheld by the courts if challenged by the IRS.

                  (b) We have assumed (i) the authenticity of all documents submitted to us as originals; (ii) the genuineness of all signatures;
         (iii) the legal capacity of natural persons; (iv) the conformity to the originals of all documents submitted to us as copies; (v) that the Merger Agreement and all other documents examined by us have been duly and validly authorized, executed and delivered by, and are legal, valid and binding on and enforceable against, each of the parties thereto other than Company; and (vi) that the Merger will be effected in accordance with the terms of the Merger Agreement and as described in the Registration Statement.

                  (c) The above opinions are also based upon the following additional assumptions: (i) the Company is not insolvent for Federal income tax purposes; (ii) immediately before the Merger, Medtronic and its subsidiaries will not own more than 20% of Company Common Stock then outstanding; (iii) the stockholders of the Company do not have any plan or intention to dispose of more than 50% of the Parent Common Stock received pursuant to the Merger; (iv) after the Merger, the Company will hold assets representing at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company and Merger Sub immediately prior to the Merger; (v) after the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business; and (vi) Medtronic has no plan or intention to do any of the following: (A) re-acquire any of the Parent Common Stock issued in the Merger; (B) liquidate the Company; (C) merge the Company with or into any other corporation; (D) sell or otherwise dispose of Company Common Stock, except for transfers of such stock to corporations controlled by Medtronic; or (E) cause the Company to sell or otherwise dispose of any of its assets, except in the ordinary course of business or to corporations controlled by Medtronic.

                  (d) We are members of the bar of the State of Minnesota. Our opinions set forth herein are limited to the present internal laws of the State of Minnesota and Federal income tax laws applicable to corporate reorganizations thereunder. Therefore, we express no opinion with respect to any matter that may be governed by the laws of any jurisdiction other than the State of Minnesota, including but not limited to the validity of any agreement, the enforceability thereof, or whether a breach or default thereof has or may occur.

                  (e) Except as set forth above, we express no opinion as to the tax consequences, whether Federal, State,local or foreign, of the Merger with respect to any person.

                  (f) This opinion is rendered to you solely for your benefit and only in connection with the Merger described above. This opinion may not be relied upon by any other person or entity for any purpose and may not be quoted, furnished to, or filed with any other person, entity or governmental authority or agency for any purpose without our prior written consent. The opinions set forth above are rendered as of the date of this letter and we do not undertake any obligation to update the opinions contained herein.

                  (g) Finally, the opinions set forth above are subject to all of the exceptions, conditions, qualifications, limitations, assumptions and caveats set forth in the ABA Legal Opinion Accord with respect to such opinions.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the incorporation by reference of this consent into any subsequent registration statement.

                         /s/ MASLON EDELMAN BORMAN & BRAND,
                         MASLON EDELMAN BORMAN & BRAND,
                         a Professional Limited Liability Partnership